GOOSEHEAD INSURANCE ANNOUNCES CEO TRANSITION

Mark Jones to transition to Executive Chairman
Mark Miller Announced as CEO effective July 1, 2024

WESTLAKE, Texas, February 21, 2024 (GLOBE NEWSWIRE) -- Goosehead Insurance, Inc., (NASDAQ: GSHD), a rapidly growing, independent personal lines insurance agency, announced that Chairman and Chief Executive Officer Mark Jones will transition to Executive Chairman of the company effective July 1, 2024. Mark Miller, President and Chief Operating Officer will succeed Mr. Jones as CEO and will continue to serve as a member of the Board of Directors.

“Mark and Robyn Jones founded Goosehead in 2003, with a vision to fundamentally transform the personal lines insurance space through a client choice model that offered unparalleled levels of service,” stated Peter Lane, the company’s Lead Independent Director. “In the 20 years since then, the company has delivered sustained annual premium growth in excess of 30%, fueled by an industry leading net promoter score of approximately 90, and client retention in excess of 85%. The company’s total written premiums are now in excess of $3B. Since the April 2018 IPO, Goosehead has delivered extraordinary value to shareholders with a total return in excess of 800% against a backdrop of cumulative S&P 500 returns of just over 100%. A constant through all this has been Mark’s visionary, people first leadership that has fostered a dynamic, industry leading management team and culture. On behalf of the Board of Directors, I would like to thank Mark for his immense contributions to Goosehead. I look forward to working with him in his ongoing active role as Executive Chairman, and largest Goosehead shareholder. I would also like to thank Mark Miller for his great contributions since joining management in 2022 - he has proven to be an inspirational and effective leader at Goosehead; I look forward to working with him as our new Chief Executive Officer."

“I am incredibly proud of the extraordinary company Goosehead has become,” stated Mark Jones. “As we have grown, we have invested in our management team with an eye to the future, building the right leadership for a company many multiples its current size. The most important recent addition has been Mark Miller who joined us nearly 2 years ago as President and Chief Operating Officer and has served as a member of the Board of Directors since our IPO. I have known Mark for 25 years, and I have observed first-hand his tremendous leadership ability as he has helped execute our strategic plan and delivered exceptional business results. I have great confidence in his experience, intelligence, and integrity to deliver for all our stakeholders moving forward.”

“I am excited and extremely honored to be named as Goosehead’s next CEO”, said Mark Miller. “The vision Mark and Robyn had in founding this company over two decades ago was remarkable. Thanks to Mark’s exceptional leadership, a unique business model was created, and a strong culture was established that is unparalleled in the industry. Today, our company is stronger than ever, and we are uniquely positioned to expand our sizable competitive mote and grow rapidly and profitability for many years to come. I am looking forward to taking the company toward our ultimate goal of becoming the largest distributor of personal lines insurance in the US.”

About Goosehead Insurance, Inc.
Goosehead (NASDAQ: GSHD) is a rapidly growing and innovative independent personal lines insurance agency that distributes its products and services through corporate and franchise locations throughout the United States. Goosehead was founded on the premise that the consumer should be at the center of our universe and that everything we do should be directed at providing extraordinary value by offering broad product choice and a world-class service experience. Goosehead represents over 150 insurance companies that underwrite personal and commercial lines. For more information, please visit goosehead.com or goosehead.com/become-a-franchisee.

Contacts
Mission North for Goosehead Insurance
Email: goosehead@missionnorth.com; PR@goosehead.com